Exhibit 10.1

NEOPHARM, INC.
Term Sheet
for
Timothy Walbert

Position	Executive Vice President Commercial Operations

Term	Employment at will.

Base Salary	$240,000 per year (“Base Salary”)

Sign-On Bonus	$50,000

Annual Bonus	Eligibility for:
• Target Bonus equal to 30% of Base Salary upon attaining agreed upon Milestones.

• Overachievement Bonus (in lieu of Target Bonus) up to a maximum of 50% of Base Salary.

Stock Options

Options to acquire 75,000 shares of common stock at the fair market value on the date of grant, with vesting in four equal installments on each of the first four anniversaries of the date of grant, or upon a change of control as defined in the 1998 Equity Incentive Plan, as amended (a “Change of Control”).

Benefits

•      4 weeks vacation

•      $500/month car allowance

•      Participation in 401(k) Plan

•      Life and Health insurance under current Company policies

•      Disability coverage on same basis as currently provided to Company’s senior officers

•      All other standard Company benefits

Severance Benefits

Upon termination of employment by the Company without cause, at any time after the six (6) month anniversary of hire, or within 12 months after a Change of Control, Base Salary will be continued for 6 months.

Restrictive Covenants	Employee agrees to execute the Company’s standard employee Confidentiality Agreement.

Acknowledged and agreed to
this 17th day of January 2006.

/s/ Timothy P. Walbert
Timothy P. Walbert